Exhibit 3.17

Operating Agreement

of

Scientific Games Racing, LLC

OPERATING AGREEMENT

OF

SCIENTIFIC GAMES RACING, LLC

This Operating Agreement (this “Agreement”) of Scientific Games Racing, LLC is entered into by Scientific Games International, Inc., a Delaware corporation, as the sole member (the “Member”).

This Member hereby forms a limited liability company pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware, as amended from time to time (the “Act”), and hereby agrees as follows:

1.             Name. The name of the limited liability company formed hereby is Scientific Games Racing, LLC (the “Company”). Such name may be changed from time to time as the Board determines.

2.             Purpose.  The Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.             Registered Agent and Office.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

4.             Principal Place of Business. The principal office of the Company shall be 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30004. The Company may change its principal place of business or have an office or offices at such other places as the Board may from time to time designate.

5.             Member. The name and the mailing address of the Member are as follows:

Name	Address

Scientific Games International, Inc.	1500 Bluegrass Lakes Parkway
Alpharetta, Georgia 30004

6.             Qualification in Other Jurisdictions.  The Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification or registration is required by law or deemed advisable by the Company. The Member, as an authorized person within the meaning of the Act and any person authorized by the Member, may execute, deliver and file any certificates or other documents (and any amendments and/or restatements thereof) necessary for the Company to do the business in Delaware or any jurisdiction in which the Company may wish to conduct business.

7.             Management.

(a)           Authority of Board of Managers.

(i)            Subject to Section 7(c), except for situations in which the approval of the Member is otherwise required, (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board (as hereinafter defined), and (B) the Board may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including the following:

(1)           entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(2)           maintaining the assets of the Company in good order;

(3)           collecting sums due the Company;

(4)           opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(5)           to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(6)           acquiring, utilizing for Company purposes and disposing of any asset of the Company;

(7)           hiring and employing executives, Officers (as hereinafter defined), supervisors and other personnel;

(8)           selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;

(9)           obtaining insurance for the Company;

(10)         determining distributions of cash and other property of the Company; and

(11)         establishing reserves for commitments and obligations (contingent or otherwise) of the Company.

(ii)           The Board may act (A) by resolutions adopted at a meeting and by written consents pursuant to Section 9, and (B) by delegating power and authority to Officers or others pursuant to Sections 10 and 11.

(iii)          The Member acknowledges and agrees that no Manager (as hereinafter defined) shall, as a result of being a Manager (as such), be bound to devote all of his business time to the affairs of the Company, and that he and his Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.

(b)           No Management by Member. The Member shall not manage and control the business and affairs of the Company, except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of applicable law.

(c)           Day-to-Day Management. The day-to-day business and affairs of the Company shall be operated and managed by the president of the Company; provided that the affairs of the Company shall be overseen by the Board. The president shall not have liability to the Member of the Company for exceeding the authority granted to such Officer in the event a decision made or an action taken by such Officer was made or taken with a reasonable good faith belief that such decision or action was within the scope of the day-to-day business and affairs of the Company.

8.             Board of Managers.

(a)           Appointment and Removal. The Company shall have a Board of Managers (the “Board”) composed of not less than three individuals (each, a “Manager”). The Managers shall be elected annually by the Member. The Managers, as of the date hereof, are as set forth on Exhibit A.

(b)           Term. Each Manager shall serve until the next annual election and until his successor is elected and qualified or, if earlier, upon his resignation, death or removal in accordance with the terms hereof. Managers need not be Members and need not be residents of the State of Delaware. A Manager may resign as such by delivering his resignation in writing to the president, the treasurer or the secretary or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time.

(c)           Removal and Resignation. Any Manager or the entire Board may be removed at any time (a) with or without cause, by the Member, or (b) for cause by vote of a majority of the Managers then in office; provided that a Manager may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

(d)           Vacancies. Each Manager so chosen shall hold office until a successor is duly elected and qualified or until his earlier death, resignation or removal as herein provided. Any vacancy in the Board may be filled by the Member or, unless and until filled by Member action, by the Managers by vote of a majority of the Managers then in office. The term of office of any Manager elected to fill a vacancy shall be until the next meeting of the Member held for the election of Managers. The Managers shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number. At any time between annual meetings of the Member, or special meetings of the Member in lien thereof, the Managers, by vote of a majority of the Managers then in office, may enlarge the number of Managers constituting the whole Board and fill the vacancy or vacancies thereby created.

(e)           Committees. The Board may by resolution designate an executive committee and one or more other committees, each to consist of two or more Managers.

(f)            Reliance by Third Parties. Any Person dealing with the Company, other than a Member, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any person or entity relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

9.             Board Meetings and Actions by Written Consent.

(a)           Quorum Voting. A majority of the total number of Managers fixed by, or in the manner provided in, this Agreement shall constitute a quorum for the transaction of business of the Board, and except as otherwise expressly provided herein, the act of a majority of the Managers present at a meeting of the Board at which a quorum is present shall be the act of the Board. A smaller number of Managers may adjourn from time to time, without further notice, until a quorum is secured. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b)           Place; Attendance. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)           Meeting In Connection With Member Meeting. In connection with any Member meeting at which Managers are elected, the Managers may, if a quorum is present, hold a meeting for the transaction of business immediately after and at same place as such meeting of the Member. Notice of such meeting at such time and place shall not be required.

(d)           Time, Place and Notice. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such meetings shall not be required.

(e)           Special Meetings. Special meetings of the Board may be called by the president on five (5) days written notice to each Manager or on two (2) days notice by personal delivery or fax and shall be called by the president in like manner on the written request of two Managers. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement. Special meetings shall be held at such places as indicated in the notice or waiver of notice thereof.

(f)            Chairman of the Board. The chairman of the Board, if any, shall have such duties and powers as shall be designated from time to time by the Board. If there is a chairman of the board, he shall preside at all meetings of the Member and of the Board at which he is present, except as otherwise voted by the Board. If there in no chairman of the Board or in the absence of the chairman of the Board, the president shall preside at all meetings of the Member and of the Board at which he is present, except as otherwise voted by the Board.

(g)           Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the certificate of formation of the Company or this Agreement to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board. Subject to the requirements of the Act, the certificate of formation of the Company or this Agreement for notice of meetings, the Managers may participate in and hold a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

10.           Delegation of Authority and Duties.

(a)           Delegation: Generally.  The Board may, from time to time, delegate to one or more Persons (including any Manager or Officer) such authority and duties as the Board may deem advisable. The Board also may assign titles to any Manager or other individual and may delegate to such Manager or other individual certain authority and duties. Any number of titles may be held by the same Manager or other individual. Any delegation pursuant to this Section 10 may be revoked at any time by the Board.

(b)           Third-party Reliance. Any Person dealing with the Company, other than a Member, may rely on the authority of any Officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

11.           Officers.

(a)           Designation and Appointment. The Board shall appoint a president, one or more vice presidents, a secretary, a treasurer, and such other officers, if any, as it determines from time to time (each, an “Officer”). No Officer need be a resident of the State of Delaware, a Member, or a Manager. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them by resolution, pursuant to a written employment agreement or otherwise. The Board may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board. The Officers, as of the date hereof, are as set forth on Exhibit A.

(b)           Resignation; Removal.  Any Officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time by delivering his resignation in writing to the president, the treasurer, the secretary, or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the affirmative vote of a majority of the Managers then in office and, if such Officer is a Manager, such removal shall also have the effect of removing the Officer from his position as Manager. An Officer may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

(c)           Vacancy.  If the office of the president or the treasurer becomes vacant, the Managers may elect a successor by vote of a majority of the Managers then in office. If the office of any other Officer becomes vacant, the Managers may elect or appoint a successor by vote of a majority of the Managers present. Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary, until his successor is chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified.

(d)           Duties of Officers; Generally.  The Officers, in the performance of their duties as such, shall owe to the Member duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. The following Officers, to the extent such Officers have been appointed by the Board, shall have the following duties and such other duties as may be provided by the Board or in such Officer’s written employment agreement:

(i)            President. Unless the Board otherwise specifies, the president shall be the chief executive officer and chief operating officer. The person who serves as the chief executive officer of the Company shall, except as otherwise determined by the Board, have direct charge of all business operations of the Company and, subject to the control of the Managers, shall have general supervision over the entire business of the Company.

(ii)           Vice President. The vice-president or vice-presidents, in the order designated by the Board, shall be vested with all the powers and required to perform all the duties of the president in his absence or disability and shall perform such other duties as may be prescribed by the Board.

(iii)          President Pro Term.  In the absence or disability of the president and the vice-president, the Board may appoint from their own number a president pro term.

(iv)          Secretary.  The secretary shall attend all meetings of the Company, the Board, the executive committee and standing committees. He shall act as clerk thereof and shall record all of the proceedings of such meetings in a book kept for that purpose. He shall give proper notice of meetings of the Member and Managers and shall perform such other duties as shall be assigned to him by the president or the Board.

(v)           Treasurer.  The treasurer shall have custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. He shall disburse the funds of the Company as may be ordered by the Board, executive committee or president, taking proper vouchers for such disbursements, and shall render to the president and Managers, whenever they may require it, an account of all his transactions as treasurer, and of the financial condition of the Company, and at the regular meeting of the Board next preceding the annual Member’s meeting, a like report for the preceding year. He shall give the Company a bond, if required by the Board, in such sum and in form and with security satisfactory to the Board for the faithful performance of the duties of his office and the restoration to the Company, in case of his death, resignation or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession, belonging to the Company. He shall perform such other duties as the Board or executive committee may from time to time prescribe or require.

12.           Meetings of the Member. (a) The Member shall have an annual meeting for the election of Managers and such other business as may come before the meeting. Such meeting shall be held on the fourth Tuesday in November of each year, or if that day be a legal holiday, on the next succeeding day not a legal holiday, at 10:00 a.m. at the principal office of  the Company.

(b)           Special Meetings of the Member may be called at any time by the president and shall be called by the president or secretary on the request of a majority of the Managers or by the Member. Such meetings shall be held at such time and such place, within or without Delaware, designated by the Board.

(c)           Any action required or permitted to be taken at any meeting of the Member may be taken without a meeting if the Member consents to the action in writing and the written consent is filed with the records of the meetings of the Member.

13.           Term.  The Company shall continue until dissolved in accordance with and upon the occurrence of any of the following events:

(a)           Distribution of all of the assets of the Company to the Member;

(b)           The determination of the Member or the Board; or

(c)           Entry of a decree of judicial dissolution under §18-802 of the Act.

14.           Capital Contribution.  The Member may from time to time make capital contributions to the Company as shall be determined by the Member.

15.           Distributions.  The Company shall make distributions, from time to time, as determined by the Board; provided, however, that no distribution shall be made in violation of §18-607(a) of the Act.

16.           Admission of Additional Members.  One or more additional members may be admitted to the Company with the consent of the Member and without the consent of any other person or entity.

17.           Liability of Members.  The Member shall not have any liability for the debts, obligations or liabilities of the Company.

18.           Certificates.  The interests in the Company of the Member and any additional members admitted to the Company pursuant to Section 16 shall be represented by certificates. The certificates shall be in the form attached as Exhibit B and shall be signed by two Officers of the Company. Upon receipt by the Company of an affidavit of the registered holder of interests in the Company as to the loss, theft, destruction or mutilation of a certificate evidencing the same, such indemnity as the Company may reasonably require and, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Company (at the expense of the registered holder of such lost, stolen, destroyed or mutilated certificate) will execute and deliver a new certificate of like tenor to the registered holder in lieu of the certificate so lost, stolen, destroyed or mutilated. The Member shall initially be issued a certificate for 100 Membership Units (as such term is used in the certificate representing such interests).

19.           Indemnification of Managers and Officers.  The Company shall, to the extent legally permissible, indemnify each of its Managers and Officers (including persons who serve at its request as directions, managers, officers or trustees of another organization) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director, manager, officer or trustee, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that this action was not unlawful and was in the best interests of the Company; provided, however, that as to any matter disposed of by a compromise payment by such Manager or Officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Company, after notice that it involves such indemnification: (a) by a majority of the disinterested Managers then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Manager or Officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Company; or, if there are fewer than three disinterested Managers, then (b) by the Member. Expenses, including counsel fees, reasonably incurred by any Manager or officer in connection with the defense or disposition of any such action, suit or other proceeding shall be paid from time to time by the Company in advance of the final disposition thereof upon receipt of an undertaking by such Manager or Officer to repay the amounts so paid to the Company if it is ultimately determined that indemnification for such expenses is not authorized under this section. In the event that indemnification is to be provided hereunder for any liability or expense relating to a proceeding in which a Manager or Officer of this Company may be involved or with which he may be threatened by reason of his serving or having served at this Company’s request as a director, manager, officer or trustee of another organization, the amount of any indemnification otherwise to be provided hereunder shall be reduced by the amount of any indemnification or any proceeds of insurance available to such director, manager, officer or trustee from or through the other organization where he served or was serving at this Company’s request as director, manager, officer or trustee, unless the Managers of this Company determine otherwise. The foregoing right of indemnification shall not be exclusive of any other rights so which any such Manager or Officer is entitled under any agreement, vote of the Member, statute, or as a matter of law, or otherwise. As used in this section, the terms “director,” “manager,” “officer” and “trustee” include their respective heirs, executors and administrators, and an “interested”  Manager or Officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds in then pending. Nothing contained in this section shall effect any rights to indemnification in which Company personnel other than Managers and Officers may be entitled by contract or otherwise under law. The provisions of this section are separable, and if any provision or portion hereof shall for any reason be held inapplicable, illegal or ineffective, this shall not affect any right of indemnification existing under this section.

20.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Member and the Company and inure to the benefit of the Managers and Officers with respect to Section 19 and, in each case, their respective successors and permitted assigns.

21.           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

22.           Integration.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

23.           Amendment.  The Member may amend this Agreement in writing from time to time without the consent of any other person or entity.

24.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all right and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 1st day of April, 2004.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT A

Managers

A. Lorne Weil

Martin Schloss

DeWayne Laird

Officers

Brooks H. Pierce	President

Robert Clunci	VP of Finance

Richard M. Weil	VP of International Business Development

Martin E. Schloss	VP & Secretary

Robert C. Becker	Treasurer

Terry McWilliams	VP of Sales

EXHIBIT B

FORM OF MEMBERSHIP CERTIFICATE

A.            THE LIMITED LIABILITY COMPANY INTEREST (“MEMBERSHIP INTEREST”) REPRESENTED BY THIS INSTRUMENT HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED IN RELIANCE UPON AN EXEMPTION THEREFROM FOR NON PUBLIC OFFERINGS. WITHOUT SUCH REGISTRATION, THE MEMBERSHIP INTEREST MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT (A) IF REQUESTED BY THE COMPANY, UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR (B) THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER AND (C) ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OPERATING AGREEMENT OF THE COMPANY, AS THE SAME MAY HAVE BEEN OR MAY HEREAFTER BE AMENDED OR RESTATED, AS HEREINAFTER DEFINED. STOP TRANSFER INSTRUCTIONS WILL BE PLACED ON THE BOOKS AND RECORDS OF THE COMPANY WITH RESPECT TO THE MEMBERSHIP INTEREST SO AS TO RESTRICT RESALE OR OTHER TRANSFER THEREOF.

B.            THE RESALE, TRANSFER OR OTHER DISPOSITION OF THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF AN OPERATING AGREEMENT DATED AS OF APRIL 1, 2004 BY SCIENTIFIC GAMES INTERNATIONAL, INC., AS SOLE MEMBER OF THE COMPANY, AS THE SAME MAY HAVE BEEN OR MAY HEREAFTER BE AMENDED OR RESTATED (THE “OPERATING AGREEMENT”). A COPY OF THE OPERATING AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY, AND THE COMPANY WILL FURNISH, WITHOUT CHARGE, A FULL STATEMENT OF THE RIGHTS AND LIMITATIONS OF THE INTERESTS WHICH THE COMPANY IS AUTHORIZED TO ISSUE TO ANY MEMBER OR TRANSFEREE WHO REQUESTS SAME BY NOTICE GIVEN TO THE COMPANY AT ITS PRINCIPAL OFFICE.

SCIENTIFIC GAMES RACING, LLC

CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST

Certificate No. -

This certifies that, for value received,                  , having an address on the date hereof at                 , is the registered owner of                Membership Units in Scientific

Games Racing, LLC, a Delaware limited liability company, pursuant to the terms and conditions of the Operating Agreement.

The holder of this Certificate hereby adopts, accepts and agrees to be bound by all the terms and provisions of the Operating Agreement and to perform all obligations therein imposed upon a Member with respect to the Membership Interest purchased.

During the term of the Company’s Operating Agreement, the legend and stop transfer instructions described above will be placed on any new certificate(s) or other document(s) issued upon presentment by the holder of this certificate(s) for transfer.

IN WITNESS WHEREOF, this Certificate of Limited Liability Company Interest has been duly executed by the Company as of                        , 2004.

SCIENTIFIC GAMES RACING, LLC

By:

By: